GUARANTY AGREEMENT

AGREEMENT dated June 13, 2008 by NWJ Companies Inc., a Delaware corporation, and Nickolas W. Jekogian III (individually a “Guarantor” and collectively the “Guarantors”) for the benefit of WILSHIRE ENTERPRISES, INC. (the “Company”), a Delaware corporation.

BACKGROUND

A. Concurrently herewith the Company is entering into an agreement and plan of merger (the “Merger Agreement”) with NWJ Apartment Holdings Corp., a Maryland corporation (“Parent”), and NWJ Acquisition Corp., a Delaware corporation (“Merger Sub”). Unless otherwise defined herein, all capitalized terms used herein shall have the respective meanings assigned to such terms in the Merger Agreement.

B. To induce the Company to enter into the Merger Agreement, Guarantors have agreed to execute and deliver this Guaranty to the Company.

C. Parent is under the control of Guarantors, and Guarantors will derive substantial benefit from the Merger Agreement and the transactions contemplated thereby.

NOW, THEREFORE, in consideration of the above premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, Guarantors agree as follows:

1. Guarantors, jointly and severally, irrevocably, unconditionally and absolutely guarantee to the Company, and thereby become primarily liable for, all obligations and liabilities of Parent to the Company to pay the Parent Termination Fee when due pursuant to Section 8.2(b)(iii) of the Merger Agreement (the “Guaranteed Obligations”).

2. This Agreement shall be a continuing guaranty and shall remain in full force and effect until all of the Guaranteed Obligations are fully, finally and irrevocably paid or the Merger is consummated, and shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Company upon the insolvency, bankruptcy or reorganization of Parent or otherwise, all as though such a payment had not been made.

3. This Agreement is a guaranty of payment and not of collection. The Company shall not be required to exhaust any right or remedy or take any action against Parent or any other Person or any other Guarantor.

4. Until all of the Guaranteed Obligations have been paid in full or the Merger consummated, the liability of Guaranty Guarantors under this Agreement shall in no way be released or affected (i) by any act or circumstance which might but for this paragraph be deemed a legal or equitable discharge of any Guarantor, or (ii) by reason of the death, disability or insolvency of any Guaranty Guarantor, or (iii) by reason of any waiver, extension, modification, forbearance or delay or other act or omission of the Company or its failure to proceed promptly or otherwise with respect to the Guaranteed Obligations or this Guaranty Agreement, or (iv) by the commencement, existence or completion of any proceeding against Parent or otherwise related to the collection and enforcement of the Guaranteed Obligations, or (v) by reason of any action taken or omitted or circumstance which might vary the risk or affect the rights or remedies of Guarantors with respect to the Guaranteed Obligations or this Guaranty Agreement. Guarantors expressly waive and surrender any defenses to their liability hereunder based upon any of the foregoing acts, omissions, agreements or waivers of the Company, it being the purpose and intent of the parties hereto that the obligations of Guarantors hereunder are absolute and unconditional.

5. This Agreement shall be a continuing, absolute and unconditional guaranty regardless of the validity, regularity, enforceability or legality of any of the Guaranteed Obligations. In the event that for any reason one or more of the provisions of this Guaranty or their application to any Person or circumstance shall be held to be invalid, illegal or unenforceable in any respect or to any extent, such provisions shall nevertheless remain valid, legal and enforceable in any such other respects and to such extent as may be permissible. In addition, any such invalidity, illegality or unenforceability shall not affect any other provision hereof, but this Guaranty shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

6. Any notice, demand or request hereunder shall be in writing and shall be deemed to have been sufficiently given for all purposes when personally presented or sent by certified or registered mail, return receipt requested, or sent by responsible overnight delivery service if to Guarantors to the addresses set forth below their signatures hereto, with a copy of any such notice, demand or request similarly and simultaneously given to:

Blank Rome LLP
405 Lexington Avenue
New York, NY 10174-0208
Attention: Samuel M. Walker, Esq.

Such notice shall be deemed to be given when received if delivered personally or two days after the date mailed if sent by certified or registered mail or the next business day following delivery to an overnight delivery service. Any notice of any change in such address shall also be given in the manner set forth above. Whenever the giving of notice is required, the giving of such notice may be waived in writing by the party entitled to receive such notice.

7. No modification of this Guaranty shall be effective unless in writing and signed by the Company and Guarantors.

8. In the event of the death of Nickolas W. Jekogian III prior to the termination of this Guaranty, Parent shall have the right to obtain the release of one or both of the Guarantors hereunder upon providing to the Company a replacement guaranty executed by one or more guarantors reasonably acceptable to the Company.

9. The use of any gender in this Agreement shall include all genders. This Agreement shall be binding upon Guarantors, their heirs, executors, administrators and assigns, and shall inure to the benefit of the Company, its successors and assigns.

10. This Agreement shall be construed in accordance with and governed in all respects by the laws of the State of Delaware.

11. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersede any and all prior agreements, written or oral, with respect to the subject matter hereof.

[Signature page follows]

IN WITNESS WHEREOF, Guarantors have executed this Agreement as of the date set forth above.

NWJ COMPANIES INC.

By:	/s/ Nickolas W. Jekogian III
Nickolas W. Jekogian III
President

Address:	9 East 40th Street
New York, NY 10016

/s/ Nickolas W. Jekogian III
NICKOLAS W. JEKOGIAN III

Address:	9 East 40th Street
New York, NY 10016

Accepted and Agreed to:

WILSHIRE ENTERPRISES INC.

By: /s/ Sherry Wilzig Izak
Name: Sherry Wilzig Izak
Title: Chairman of the Board